U.S. BioDefense Retains Emergency Preparedness Industry Leader as Executive Vice President to Guide New Initiatives

City of Industry, CA – August 21, 2006 – David Chin, CEO of U.S. BioDefense, Inc. (OTCBB: UBDE) announced today the appointment of Charles Wright as the company’s Executive Vice President. Charles Wright will assist with the buildup and expansion of subsidiary Emergency Disaster Systems’ sale team as well as with the overall direction of U.S. BioDefense’s business development and marketing efforts.

Mr. Charles Wright holds a Masters degree in Business from Harrington University in London and has over 30 years of marketing and business experience as a successful entrepreneur and consultant to companies such as Toyota and Kaiser as well as with organizations such as the American Red Cross. He was founder and director of Emergency Disaster Systems which he grew from $1000 in sales in 1989 to $1,000,000 in the most recent fiscal year. Through his direction at Emergency Disaster Systems, Mr. Wright developed the EDS Corporate Awareness Program to educate and assist large corporations with emergency and disaster preparation. As a successful inventor Mr. Wright is the co-creator of the patent-pending EDS Stretcher that is capable of safely supporting and securing 1000 pounds.

“The addition of Mr. Wright, with over 19 years of experience in the emergency disaster preparedness industry, is a significant addition to U.S. BioDefense’s management team and a solid compliment to the direction and growth of the company. This is the first step toward forming a strong board of directors that will lead the company to explore new opportunities and build upon its existing infrastructure,” said David Chin, CEO of U.S. BioDefense.

“Joining U.S. BioDefense will allow me to capitalize on my experience and utilize my close network of advisors and consultants to maximize the growth potential of the company. In turn, the company’s resources will allow me to more fully develop already proven strategies to increase sales and sustain growth for Emergency Disaster Systems,” commented Charles Wright, U.S. BioDefense Executive Vice President.

About U.S. BioDefense, Inc.

U.S. BioDefense is a Department of Defense central contractor that researches, develops, and commercializes homeland security and leading-edge biotechnology. U.S. BioDefense is focused on transferring, researching, and commercializing groundbreaking technologies from Universities, Research Labs, Fortune 500 Companies, and Government Agencies. Through its subsidiary Emergency Disaster Systems (EDS), the company operates its Emergency Preparedness Program as part of its Homeland Security division. U.S. BioDefense is focused on developing EDS as an industry leader in the disaster mitigation and preparedness arena, an underserved market that could see consumer spending of over 24 billion dollars in 2007.

About Emergency Disaster Systems, Inc.

Emergency Disaster Systems is a leading provider of disaster mitigation services, emergency preparedness, and first response products to local communities, government agencies and Fortune 500 companies. Emergency Disaster Systems is committed to the protection of our children's lives and communities from the devastating aftermath of a catastrophic event.

Forward-Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of U.S. BioDefense, Inc., and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of U.S. BioDefense, Inc. U.S. BioDefense, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter the respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
David Chin
U.S. BioDefense, Inc.
626-961-0562